Exhibit 5.1

September 30, 2015

SunOpta Inc.

2838 Bovaird Drive West

Brampton, Ontario

L7A 0H2

Dear Sirs/Mesdames:

We have acted as Canadian counsel for SunOpta Inc. (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-197235) (the “Registration Statement”) filed by the Company under the Securities Act of 1933 of the United States relating to the issuance and sale by the Company of 16,670,000 common shares, without par value, of the Company (the “Shares”) pursuant to the underwriting agreement, dated September 24, 2015 (the “Underwriting Agreement”), between the Company and BMO Nesbitt Burns Inc., as representative, and the other several underwriters named therein.

In our capacity as your counsel in connection with such registration, we are familiar with the Registration Statement and the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares being offered by the Company. In addition, we have made such legal and factual examinations of the corporate records, agreements, documents and other instruments of the Company and applicable laws as we have considered necessary or appropriate in the circumstances.

We are solicitors qualified to practise law only in the Province of Ontario and therefore we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein which are in effect on the date hereof.

In rendering the opinions set forth below, we have assumed the genuineness and authenticity of all signatures on original documents, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies.

In rendering our opinion in paragraph 1 below, insofar as such opinion relates to the valid existence of the Company, we have relied upon a Certificate of Compliance dated September 29, 2015 issued by Industry Canada in respect of the Company, which we have assumed continues to be accurate as at the date hereof.

Based upon the foregoing, we hereby advise you that in our opinion:

1.	The Company has been duly incorporated under the Canada Business Corporations Act (“CBCA”), and is validly existing and in good standing as a Canadian corporation under the CBCA.

2.	The Shares have been duly authorized and, upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on September 30, 2015 and to the reference to our firm under the caption “Legal Matters” in the prospectus relating to the Shares included in the Registration Statement.

Yours very truly,

/s/ Wildeboer Dellelce LLP